Exhibit 99.1

SUNSHINE BIOPHARMA REPORTS 2024 FIRST QUARTER RESULTS:

REVENUES UP 54%

NEW YORK, NY / ACCESSWIRE / May 21, 2024 / Sunshine Biopharma, Inc. (NASDAQ: “SBFM”) (the “Company”), a pharmaceutical company offering and researching life-saving medicines in a variety of therapeutic areas including oncology and antivirals today announced that it has filed its 2024 first quarter report with the Securities and Exchange Commission. The Company reported gross revenues of $7,541,046 for the quarter ended March 31, 2024, a 54% increase over gross revenues of $4,894,053 for same period in 2023. The increase is due to new product launches and expanded marketing and sales efforts by the Company’s wholly owned Canadian subsidiary, Nora Pharma Inc.

The following are the Company’s 2024 first quarter highlights:

•	Sales in the first quarter grew to $7,541,046, compared to $4,894,053 during the same period last year, an increase of 54%.

•	Net loss for the period ended March 31, 2024 was $(1,283,801) compared to a net loss of $(1,702,430) during the same period of 2023.

•	On February 15, 2024, the Company completed an underwritten public offering for gross proceeds of approximately $10 million. The net proceeds received by the Company were $8,522,411.

“We continue to make progress and work diligently toward our goal of attaining profitability,” said Dr. Steve Slilaty, CEO of Sunshine Biopharma.

The following are key items contained in the Company’s Income Statement included in the 2024Q1 10-Q report:

	2024Q1	2023Q1
Sales	$7,541,046	$4,894,053
Gross Profit	$2,354,337	$1,828,122
General & Administrative Expenses	$3,704,926	$3,657,103
Net Loss	$(1,283,801)	$(1,702,430)

About Sunshine Biopharma, Inc.

Sunshine Biopharma currently has 52 generic prescription drugs on the market in Canada and 32 additional drugs scheduled to be launched in 2024 and 2025. Among the new drugs to be launched in 2024 is NIOPEG®, a biosimilar of NEULASTA®. Like NEULASTA®, NIOPEG® is a long-acting form of recombinant human granulocyte colony-stimulating factor (filgrastim). It is indicated to decrease the incidence of infection in patients with non-myeloid malignancies receiving anti-neoplastic therapy. In addition, Sunshine Biopharma is conducting a proprietary drug development program which is comprised of (i) K1.1 mRNA for liver cancer, and (ii) PLpro protease inhibitor for SARS Coronavirus infections. For more information, please visit: www.sunshinebiopharma.com.

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Safe Harbor Forward-Looking Statements

This press release contains forward-looking statements which are based on current expectations, forecasts, and assumptions of Sunshine Biopharma, Inc. (the “Company”) that involve risks as well as uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected. These statements appear in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of the Company, including statements related to the Company’s drug development activities, financial performance, and future growth. These risks and uncertainties are further described in filings and reports by the Company with the U.S. Securities and Exchange Commission (SEC). Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in the Company’s filings with the SEC. Reference is hereby made to cautionary statements and risk factors set forth in the Company’s most recent SEC filings.

For Additional Information:

Sunshine Biopharma Contact:

Camille Sebaaly, CFO

Direct Line: 514-814-0464

camille.sebaaly@sunshinebiopharma.com

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